                                                            Exhibit 23.2

                        Consent of Independent Auditors

The Board of Directors
Wireless Ventures of Brazil, Inc.

We consent to the use of our report dated May 31, 1996, except for note 15 which is as of June 14, 1996, with respect to the consolidated balance sheet of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                        /s/ KPMG Peat Marwick LLP
                                        -------------------------
                                        KPMG Peat Marwick LLP

Washington, DC
August 3, 1998